Exhibit (a)(1)(H)

Stock Option Exchange Program Opens April 20, 2012 Expected to close May 18, 2012, at 9pm Pacific Time

Welcome to The MaxLinear, Inc. offer website!

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Stock Option Exchange Program Opens April 20, 2012 Expected to close May 18, 2012, at 9pm Pacific Time

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Learn

Click on any of the links below to learn more.

•    Launch email from Kishore Seendripu, Ph.D., dated April 20, 2012

•    Offer to Exchange Certain Outstanding Options for Restricted Stock Units

•    Election Form (hard copy)

•    Schedule TO — Tender Offer Statement

The PDF documents above require Adobe Acrobat Reader. If necessary you can download it from Adobe Systems.

Make My Election

You have days left to elect whether to keep your Option Grants or exchange some or all of them for Restricted Stock Units.

You elected to exchange SOME of your awards.

View/Make My Election

Print My Election Confirmation

Need Help? Contact the Stock Administrator at (760) 692-0711, Ext. 228 or email at stockadmin@maxlinear.com Change Your Password

Before completing and submitting an election via this offer website, please make sure you have received and understand the documents that comprise this offer to exchange certain outstanding options for restricted stock units (the “offer”), including (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”); (2) the email from Kishore Seendripu, Ph.D., our Chief Executive Officer and Chairman of the Board, dated April 20, 2012; and (3) the election form, together with its instructions. The offer is subject to the terms of these documents, as they may be amended. The offer provides eligible employees the opportunity to exchange eligible options for restricted stock units (“RSUs”) as set forth in Section 2 of the Offer to Exchange. This offer expires at 9:00 p.m., Pacific Time, on May 18, 2012, unless extended. PLEASE FOLLOW THE ELECTION INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER.

In accordance with the terms outlined in the offer documents, if you elect to exchange your eligible options, you will receive number of RSUs (rounded up to the nearest whole share) equal to 50% of the aggregate number of shares underlying the eligible options that you surrender . If you participate in this offer, you may exchange outstanding options granted to you by MaxLinear with a per share exercise price greater than $5.00 (or if higher, the closing sales price of MaxLinear’s Class A common stock on the expiration date of this offer) under our 2010 Equity Incentive Plan or 2004 Stock Plan (including each of the sub-plans thereunder), that remain outstanding and unexercised as of the expiration date of the offer, currently expected to be May 18, 2012. None of the RSUs will be vested on the date of grant. Each RSU award will be subject to a vesting schedule. The vesting period of the RSUs issued in exchange for such Eligible Option is scheduled to occur over a certain period, of around 3 years, following the grant date of the RSUs, subject to your continued service to us or our subsidiaries through each relevant vesting date. See Section 9 of the Offer to Exchange for further details. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

To participate in the offer to exchange some or all of your eligible option grants, you must complete and submit your election via this offer website by 9:00 p.m., Pacific Time, on May 18, 2012 (unless we extend the offer). Alternatively, you may sign, date and deliver the completed election form by 9:00 p.m., Pacific Time, on May 18, 2012 (unless we extend the offer), to Stock Administrator, MaxLinear, Inc. by fax at (760) 444-8598. Only responses that are complete, signed (electronically or otherwise), and actually received via the offer website or via fax by the deadline will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

You may change your mind after you have submitted an election and withdraw some or all of your eligible options from the offer at any time by submitting a new election before the expiration date. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive by the expiration date.

To help you recall your eligible options and give you the information necessary to make an informed decision, a schedule of your eligible options will be available on this offer website. This schedule lists your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of May 18, 2012, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of May 18, 2012, and the number of RSUs that would be issued in exchange for each eligible option grant. If you are unable to access your eligible option information via the offer website, you may contact MaxLinear at (760) 692-0711, Ext. 228.

Stock Option Exchange Program Opens April 20, 2012 Expected to close May 18, 2012, at 9pm Pacific Time

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Make My Election (Step 1 of 4)

Indicate your decision to tender your Eligible Option Grants identified below in exchange for restricted stock units by selecting “Yes” choice in the Election column.

If you do not want to tender one or more of your Eligible Option Grants for exchange, select the “No” choice in the Election column for that particular Eligible Option Grants.

If you do not select the “Yes” choice with respect to an Eligible Option Grant, your election with respect to that Option Grant will default to “No”. In that event, the Eligible Option Grant will not be exchanged.

You may not tender only a portion of an Eligible Option Grant.

Reminder

Before making your election, please ensure that you have reviewed and understand the documents that constitute this offer:

•   Launch email from Kishore Seendripu. Ph.D., dated April 20, 2012

•   Offer to Exchange Certain Outstanding Options for Restricted Stock Units

•   Election Form (hard copy)

•   Schedule TO — Tender Offer Statement

Eligible Option Grant	Replacement RSUs

Grant Number	Award Type	Grant Date	Per Share Exercise Price ($)	Shares Outstanding*	Shares Vested*	Award Type	Shares	Election
— Yes ¡ No

*	As of May 18, 2012. However, note that the number of outstanding shares and the number of vested shares subject to your eligible option grant indicated in the table above assumes that the offer actually expires as of 9:00 p.m., Pacific Time on May 18, 2012. If the offer is extended, the actual number of shares subject to your eligible option grant that will be outstanding and/or vested as of the expiration of the offer and for which you would be eligible to receive RSUs in exchange may be different from the numbers indicated in the table above.

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	To participate in the offer, you must complete and deliver an election.

If you choose to participate in this offer, a properly completed, signed (electronically or otherwise) and dated election must be received via the MaxLinear offer website or by fax by the expiration date. To submit your election, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., Pacific Time, May 18, 2012:

Elections via the Offer Website

1.	Access MaxLinear’s offer website by going to https://maxlinear.equitybenefits.com and enter your corporate email address and password. If this is the first time you are logging into the offer website, you should use the password provided to you in the launch email from stockadmin@maxlinear.com dated April 20, 2012.

2.	After logging into the offer website, review the information and proceed through to the “Make My Election” page. You will be provided with personalized information regarding the eligible option grants you hold, including your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of May 18, 2012, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of May 18, 2012, and the number of RSUs that would be issued in exchange for each eligible option grant.

3.	On the “Make My Election” page, select the appropriate box next to each of your eligible option grants to indicate which eligible option grants you choose to exchange pursuant to the offer.

4.	Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

5.	Upon submitting your election, an Election Confirmation will be generated by the offer website. Please print and keep a copy of the Election Confirmation for your records.

Elections via Fax or Email

Alternatively, you may submit your election via fax by doing the following:

1.	Properly complete, sign and date the attached election form in the email from Kishore Seendripu, Ph.D., our Chief Executive Officer and Chairman of the Board, dated April 20, 2012, announcing the offer.

2.	Fax the properly completed election form to MaxLinear, Inc. at (760) 444-8598.

Your delivery of all documents relating to the offer, including elections, is at your risk. Delivery will be deemed made only when actually received by us via the offer website or by fax. We intend to confirm the receipt of your election by email within 2 U.S. business days if you submit an election form by fax. If you submit your election via the offer website, you should print and keep a copy of the Election Confirmation generated on the offer website at the time that you complete and submit your election. The printed Election Confirmation will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to ensure that we have received your election by 9:00 p.m., Pacific Time, on May 18, 2012. Only responses that are properly completed and actually received by us via the offer website or by fax by the deadline will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Our receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of the offer, we will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of the expiration of the offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, email or other method of communication.

MaxLinear will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an email confirmation or provide a Confirmation Statement on the offer website (as applicable), by completing and submitting this election, you waive any right to receive any notice of the receipt of the tender of your eligible options, except as provided for in the Offer to Exchange. Any confirmation of receipt provided to you merely will be a notification that we have received your election and does not mean that your eligible options have been cancelled. Your eligible options that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the offer (but following the expiration of the offer), which cancellation is scheduled to be May 18, 2012 (unless the offer is extended).

2.	To change or withdraw prior elections of your eligible options, you must complete and deliver a new election.

Tenders of eligible options made through the offer may be changed or withdrawn at any time on or before 9:00 p.m., Pacific Time, on May 18, 2012. If MaxLinear extends the offer beyond that time, you may change or withdraw your election of your tendered eligible options at any time until the extended expiration of the offer. In addition, although MaxLinear currently intends to accept your validly tendered eligible options promptly after the expiration of the offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on June 15, 2012 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your tendered eligible options at any time thereafter up to such time as MaxLinear does accept your properly tendered options.

You may change your election and elect to exchange all of your eligible option grants, some of your eligible options grants, or none of your eligible option grants pursuant to the terms and conditions of the offer. To change an election you previously made with respect to some or all of your eligible option grants, you must do one of the following before the expiration date:

Election Changes and Withdrawals via the Offer Website

1.	Access MaxLinear’s offer website by going to https://maxlinear.equitybenefits.com and enter your corporate email address and password. If this is the first time you are logging into the offer website, you should use the password provided to you in the launch email stockadmin@maxlinear.com dated April 20, 2012.

2.	After logging into the offer website, review the information and proceed through to the “Make My Election” page. You will be provided with personalized information regarding the eligible option grants you hold, including your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of May 18, 2012, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of May 18, 2012 and the number of RSUs that would be issued in exchange for each eligible option grant. Additionally, the offer website will indicate the selections you previously made with respect to eligible option grants you want to exchange pursuant to the offer.

3.	On the “Make My Election” page, select the appropriate box next to each of your eligible option grants to indicate whether or not you want to exchange those eligible option grants pursuant to the offer.

4.	Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

5.	Upon submitting your election, an Election Confirmation will be generated by the offer website. Please print and keep a copy of the Election Confirmation for your records.

Election Changes and Withdrawals via Fax or Email

Alternatively, you may submit your change of election or withdrawal of your election via fax by doing the following:

1.	Properly complete, date and sign the election form in the email from Kishore Seendripu, Ph.D., our Chief Executive Officer and Chairman of the Board, dated April 20, 2012, announcing the offer.

2.	Deliver the completed, signed and dated election form to:

ATTN: Stock Administrator

MaxLinear, Inc.

Fax: (760) 444-8598

If you withdraw some or all of your eligible option grants from the offer, you may elect to exchange the withdrawn eligible option grants again at any time before the expiration date. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly reelect to exchange such eligible option grants before the expiration date. To reelect to exchange some or all of your withdrawn eligible option grants or to elect to exchange additional eligible option grants, you must submit a new election following the instructions described above.

Your new election must be submitted no later than the expiration date in accordance with the procedures described in these instructions. Since any prior election will be disregarded, your new election must indicate all eligible option grants you wish to exchange, not just those you wish to add. Your new election must include the required information regarding all of the eligible option grants you want to exchange and must be signed and clearly dated after the date of any election you previously submitted. Upon the receipt of such a new, properly filled out, signed (electronically or otherwise) and dated election, any previously submitted elections will be disregarded and will be considered replaced in full by the new election. You will be bound by the last properly submitted election we receive prior to the expiration date.

3.	No Partial Tenders.

If you intend to tender eligible option grants through the offer, you must tender all of your shares subject to each eligible option grant.

You may pick and choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the eligible option grant, we will respect an election properly made by you and accepted by us and will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such an election. Accordingly, you should consider carefully whether to make an election to exchange any eligible option grant that is not completely beneficially owned by you.

4.	Signatures on this election.

Logging into the MaxLinear offer website and completing and submitting your election via the offer website is the equivalent of signing your name on a paper election form and has the same legal effect as your written signature. Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website.

A paper election form submitted by fax must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. If this election form is signed by a trustee, executor, administrator, guardian, attorney in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to MaxLinear of the authority of that person to act in that capacity must be submitted with this election form.

5.	Other information on this election form.

In addition to signing the election form, you must print your name and indicate the date and time (U.S. Pacific Time) at which you signed. You also must include a current email address.

6.	Requests for assistance or additional copies.

Any questions and any requests for additional copies of the Offer to Exchange or this election form may be directed to MaxLinear at (760) 692-0711, Ext. 228 or via email to stockadmin@maxlinear.com. Copies will be furnished promptly at MaxLinear’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any election forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension that we may grant in our discretion.

Important: Elections must be received via the offer website or by fax on or before 9:00 p.m., Pacific Time, on May 18, 2012.

8.	Additional documents to read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the email from Kishore Seendripu, Ph.D., our Chief Executive Officer and Chairman of the Board, dated April 20, 2012, before deciding to participate in the offer.

9.	Important tax information.

Please refer to Section 14 of the Offer to Exchange and Schedules C through G, which contain important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

Need Help?
Contact the Stock Administrator at (760) 692-0711, Ext. 228 or email at stockadmin@maxlinear.com.

Stock Option Exchange Program Opens April 20, 2012 Expected to close May 18, 2012, at 9pm Pacific Time

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Review My Election (Step 2 of 4)

You have made the following elections with respect to your Eligible Option Grants:

Eligible Option Grant	Replacement RSUs

Grant Number	Award Type	Grant Date	Per Share Exercise Price ($)	Shares Outstanding*	Shares Vested*	Award Type	Shares	Election
☐ Yes ☐ No

*	As of May 18, 2012. However, note that the number of outstanding shares and the number of vested shares subject to your eligible option grant indicated in the table above assumes that the offer actually expires as of 9:00 p.m., Pacific Time on May 18, 2012. If the offer is extended, the actual number of shares subject to your eligible option grant that will be outstanding and/or vested as of the expiration of the offer and for which you would be eligible to receive RSUs in exchange may be different from the numbers indicated in the table above.

Need Help?
Contact the Stock Administrator at (760) 692-0711,Ext. 228 or email at stockadmin@maxlinear.com.

Stock Option Exchange Program Opens April 20, 2012 Expected to close May 18, 2012, at 9pm Pacific Time

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Review Election Terms and Conditions; Submit My Elections (Step 3 of 4)

I acknowledge my Election is subject to the terms and conditions and restrictions contained in the offer documents.

Election Terms & Conditions

1. I agree that my decision to accept or reject the offer with respect to some or all of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange.

2. I understand that I may change my election at any time by completing and submitting a new election no later than 9:00 p.m. Pacific Time, on May 18, 2012 (unless the offer is extended), and that any election submitted and/or received after such time will be void and of no further force and effect.

3. If I cease to provide services as an employee or consultant to MaxLinear or its subsidiaries terminates before the offer expires, I understand that I will cease to be an eligible employee under the terms of the offer and any election that I have made to exchange my eligible options pursuant to the offer will be ineffective. As a result, my eligible options will not be exchanged under the offer and I will not receive RSUs.

4. I agree that decisions with respect to future grants under any MaxLinear equity compensation plan will be at the sole discretion of MaxLinear.

5. I agree that: (i) the offer is discretionary in nature and may be suspended or terminated by MaxLinear, in accordance with the terms set forth in the offer documents, at any time prior to the expiration of the offer; (ii) MaxLinear may, at its discretion, refuse to accept my election to participate; and (iii) the offer is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

6. I agree that: (i) the value of any RSUs and any shares underlying the RSUs and the income and the value of the same and participation in the offer made pursuant to the offer is an extraordinary item of income which is outside the scope of my employment contract, if any; (ii) the RSUs and the shares underlying the RSUs and the income and value of the same granted pursuant to the offer are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and if I reside outside the United States, the RSUs and the shares underlying the RSUs are not part of normal or expected compensation or salary for any purpose.

7. If I reside outside the United States, I agree that neither MaxLinear nor any subsidiary shall be liable for any foreign exchange rate fluctuation between my local currency and the United States dollar that may affect the value of the exchanged options, the RSUs granted in connection with the offer or any amounts due to me pursuant to the offer, the settlement of the RSUs or the subsequent sale of shares acquired upon settlement of the RSUs.

8. Neither my participation in the offer nor this election will be construed so as to grant me any right to remain in the employ of MaxLinear or any of its subsidiaries and will not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any).

9. For the exclusive purpose of implementing, administering and managing my participation in the offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data (“Data”) as described in this document by and among, as applicable, my employer and MaxLinear and its subsidiaries and affiliates. I understand that MaxLinear and my employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in MaxLinear, details of all options or any other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the offer. I understand that Data may be transferred to any E*Trade and any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that if I reside outside of the United States that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the offer. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the offer. I understand that if I reside outside the United States I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources department representative. Further I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with MaxLinear or its subsidiaries will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that I may not be able to participate in the offer and MaxLinear may not be able to grant me RSUs in exchange for my eligible options or administer or maintain such RSUs. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources department representative.

10. I acknowledge that regardless of any action taken by MaxLinear or a subsidiary or affiliate of MaxLinear, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding related to the offer and RSUs and legally applicable to me (“Tax-Related Items”), is and remains my sole responsibility. I further acknowledge that MaxLinear (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the offer and the RSUs, including, but not limited to, the exchange of eligible options for RSUs, the grant, vesting or settlement of the RSUs, the issuance of shares upon settlement of the RSUs, the subsequent sale of shares acquired pursuant to such issuance and the receipt of any dividends; and (2) does not commit to and is under no obligation to structure the terms of the offer or any aspect of the RSUs to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of grant of my eligible options and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that MaxLinear and/or my employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to any taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to MaxLinear or my employer to satisfy all the Tax-Related Items. In this regard, I authorize MaxLinear and/or its subsidiaries to withhold all legally payable by me from by one or a combination of (i) my wages or other cash compensation paid to me by MaxLinear or any subsidiary; (ii), from the proceeds of any sale of shares acquired upon vesting of the RSUs either through a voluntary sale or a mandatory sale arranged by MaxLinear on my behalf pursuant to this authorization without further consent; or (iii) such other method of withholding set forth in my applicable award agreement. Finally, I agree to pay to MaxLinear or its subsidiary any amount of Tax-Related Items that MaxLinear or its subsidiary may be required to withhold as a result of my participation in the offer and the grant of RSUs if MaxLinear does not satisfy the Tax-Related Items through other means. MaxLinear may refuse to issue or deliver the shares subject to RSUs that I receive pursuant to the offer, if I fail to comply with my obligations in connection with the Tax-Related Items.

11. I acknowledge that I may be accepting part or all of the offer and the terms and conditions of this election in English and I agree to be bound accordingly.

12. I acknowledge and agree that none of MaxLinear or a subsidiary or affiliate of MaxLinear, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the offer documents.

13. I agree that participation in the offer is governed by the terms and conditions set forth in the offer documents and this election form. I acknowledge that I have received the offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making this election and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of MaxLinear upon any questions relating to the offer and this election form will be given the maximum deference permitted by law.

14. I further understand that if I submit my election via fax, MaxLinear intends to send me a confirmation of receipt of my election form by email at the email address as I have provided to MaxLinear below, within 2 U.S. business days after MaxLinear receives my election form. I understand that if I submit my election via the offer website, the Election Confirmation provided on the offer website at the time I submit my election will provide additional evidence that I submitted my election and that I should print and keep a copy of such Election Confirmation for my records. If I do not receive a confirmation from the Company, I understand that it is my responsibility to ensure that my election has been received no later than 9:00 p.m., Pacific Time, on May 18, 2012. I understand that only responses that are complete, signed (electronically or otherwise), dated and actually received by MaxLinear by the deadline will be accepted.

Email Address: stockadmin@maxlinear.com

An e-mail will be sent to the e-mail address above confirming your election after you select the “Acknowledge and Agreement. Submit Election” button below.

Need Help?
Contact the Stock Administrator at (760) 692-711, Ext. 228 or email at stockadmin@maxlinear.com.

Stock Option Exchange Program Opens April 20, 2012 Expected to close May 18, 2012, at 9pm Pacific Time

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Print Election Confirmation (Step 4 of 4)

Your election has been recorded as follows:

Eligible Option Grant	Replacement RSUs

Grant Number	Award Type	Grant Date	Per Share Exercise Price ($)	Shares Outstanding*	Shares Vested*	Award Type	Shares	Election

*	As of May 18, 2012. However, note that the number of outstanding shares and the number of vested shares subject to your eligible option grant indicated in the table above assumes that the offer actually expires as of 9:00 p.m., Pacific Time on May 18, 2012. If the offer is extended, the actual number of shares subject to your eligible option grant that will be outstanding and/or vested as of the expiration of the offer and for which you would be eligible to receive RSUs in exchange may be different from the numbers indicated in the table above.

Please print and keep a copy of this Election Confirmation page for your records. The printed copy of this Election Confirmation will provide evidence that you submitted your election.